Exhibit 2.2
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 20, 2026, is  made by and between Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”) and Freenome Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, the Company, PCSC, StarNet Merger Sub I, Corp., a Delaware corporation and a direct, wholly-owned subsidiary of PCSC, and StarNet Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PCSC, are parties to that certain Business Combination Agreement, dated as of December 5, 2025 (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by PCSC and the Company prior to the Closing; and

WHEREAS, each of the Company and PCSC agrees to amend the Business Combination Agreement as described below.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.	Section 5.17(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

PCSC shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the PCSC Board shall initially consist of 7 directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of 3 directors, Class II consisting of 2 directors and Class III consisting of 2 directors (provided that, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing PCSC Holders, the Company may in its sole discretion change which of the foregoing classes is to consist of 1 or 3 directors by notice to PCSC, which change shall be reflected in the Registration Statement / Proxy Statement mailed to the Pre-Closing PCSC Holders); (ii) the members of the PCSC Board are the individuals determined in accordance with Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the PCSC Board are the individuals determined in accordance with Section 5.17(d); and (iv) the officers of PCSC (the “Officers”) are the individuals determined in accordance with Section 5.17(e).

2.	Section 5.17(b) of the Business Combination Agreement is hereby deleted in its entirety and shall be of no further force or effect.

3.	The first sentence of Section 5.17(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

1

The individuals identified on Section 5.17(c) of the Company Disclosure Schedules shall be directors on the PCSC Board immediately after the Effective Time (each, an “Initial Company Designee”).

4.	Section 5.17(c) of the Company Disclosure Schedules is hereby amended and restated in its entirety as follows:

1)	Aaron Elliott, Ph.D.

2)	Carole Nuechterlein, J.D.

3)	Peter Kolchinsky, Ph.D.

4)	Ann Costello

5)	Deepika Pakianathan, Ph.D.

6)	Randal Scott, Ph.D.

7)	Douglas M. VanOort

ARTICLE 2
MISCELLANEOUS

1.
Each of the Company and PCSC hereby agrees that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications. Upon the execution of this Amendment by the parties hereto, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

2.
The provisions of Article 8 of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

PERCEPTIVE CAPITAL SOLUTIONS CORP

By:	/s/ Adam Stone
	Name:	Adam Stone
	Title:	Chief Executive Officer

FREENOME HOLDINGS, INC.

By:	/s/ Aaron Elliott
	Name:	Aaron Elliott
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]